Exhibit 5

Mark Migliaccio	Campbell Soup Company
Senior Corporate Counsel	1 Campbell Place
Camden, NJ 08103
856-342-6131 Phone
856-342-3936 Fax
Mark_migliaccio@campbellsoup.com

November 22, 2011

Campbell Soup Company

Campbell Place

Camden, New Jersey 08103-1799

Ladies and Gentlemen:

Campbell Soup Company, a New Jersey corporation (the “Company”), is registering for sale under the Securities Act of 1933, as amended (the “Act”), an indeterminate amount of the Company’s debt securities (the “Debt Securities”) to be offered from time to time pursuant to a Registration Statement on Form S-3 being filed with the Securities and Exchange Commission under the Act on the date hereof (the “Registration Statement”) and issued from time to time under an Indenture (the “Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), the form of which has been incorporated by reference as an exhibit to the Registration Statement.

As Senior Corporate Counsel of the Company, I am familiar with all corporate and other proceedings taken by the Company in connection with the Debt Securities, the Registration Statement and the Indenture. In such capacity, I have examined originals or copies, certified to my satisfaction, of such documents, certificates or other statements of public officials and corporate officers of the Company and such other papers as I have deemed relevant and necessary in order to give the opinion hereinafter set forth. In this connection, I have assumed the genuineness of signatures on, and the authenticity of, all documents so examined. As to any facts material to this opinion that were not independently established by me, I relied on such certificates or other statements of public officials and officers of the Company with respect to the accuracy of factual matters contained therein.

When the Indenture and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Trustee and the Company; the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture; and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in

November 22, 2011

accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinions expressed above, I have assumed that, at or prior to the time of the delivery of any Debt Securities, there shall not have occurred any change in law affecting the validity or enforceability of such Debt Securities.

I am a member of the Bar of the Commonwealth of Pennsylvania and the Bar of the State of New York and hold a Limited License for In-House Counsel in the State of New Jersey. The foregoing opinions are limited to the corporate law of the State of New Jersey and the Federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference under the caption “Legal Opinions” in the prospectus forming a part thereof or used in connection therewith.

Very truly yours,

/s/ Mark Migliaccio

Mark Migliaccio